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FOR IMMEDIATE RELEASE                  FOR FURTHER INFORMATION
                                       PLEASE CONTACT:

August 12, 1999                        ROBERT UCCIFERRI, PRESIDENT
                                       AND CHIEF EXECUTIVE OFFICER, OR
                                       BARRY MOORE, SENIOR EVP
                                       AND CHIEF FINANCIAL OFFICER
                                       (714) 685-1317


                                PRESS RELEASE
                                -------------

               BYL BANCORP ANNOUNCES SALE OF BUSINESS LOANS

Orange, CA - BYL Bank Group ("BYL"), a wholly-owned subsidiary of BYL Bancorp (the "Company") (NASDAQ National Market "BOYL"), announced that BYL has sold approximately $47.1 million of aggregate principal amount of a pool of business loans (the "Business Loans") to a newly-created trust (the "Trust") for the benefit of the holders of certificates representing interests in such Trust. The Trust consists of the Business Loans, and the Trust has issued three (3) classes of certificates representing certain fractional undivided ownership interests in the Trust (the "Certificates").

The Class A and Class B Certificates bear fixed interest rates subject to a cap with the Class A-1, Class A-2 and Class A-3 Certificates constituting $55.2 million aggregate principal amount, and the Class B Certificates constituting $4.8 million aggregate principal amount. The Class R Certificate is a residual certificate that has no principal balance. The Class B and R Certificates were retained by BYL and are subordinate to the Class A-1, A-2 and A-3 Certificates. The Class A-1, A-2 and A-3 Certificates were sold to a limited number of "Qualified Institutional Buyers" as defined in Rule 144A under the Securities Act of 1933 and institutional "Accredited Investors" as defined in Rule 501 under the Securities Act of 1933.

Robert Ucciferri, President and CEO of the Company, stated "We are very pleased with the results of this sale of business loans. As has been the case in similar past sales of business loans, this latest sale is part of our plan to periodically sell the business loans which are created through our substantial business loan origination activities."

BYL Bancorp is a California corporation headquartered in Orange, California whose principal operating subsidiary is BYL Bank Group ("BYL"). BYL's primary market area is Orange and Riverside Counties, California in which it operates nine full-service banking centers and two divisional loan origination offices. Additionally, BYL has mortgage loan origination offices in Arizona, Colorado, Kansas, Oregon, Utah and Washington state. BYL's specialized loan origination divisions, Mortgage

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and SBA, operate under the name of Bank of Yorba Linda, a division of BYL
Bank Group. BYL specializes in originating and selling non-conforming and conforming residential real estate loans and SBA guaranteed loans. The shares of common stock of BYL Bancorp trade on the NASDAQ National Market System under the symbol "BOYL".